For immediate release

Contact: NaPro BioTherapeutics, Inc. Leonard Shaykin, 212/319-2800 Gordon Link, 303/516-8500	Burns McClellan, Inc. Stephanie Diaz, 415/352-6262

NAPRO ANNOUNCES $16 MILLION PRIVATE PLACEMENT OF SECURITIES

Boulder, CO, February 14, 2002--NaPro BioTherapeutics, Inc.(NASDAQ: NPRO) today announced that it has raised a total of $16 million from TL Ventures through the private placement of common stock and convertible debentures. The financing consisted of $8 million of NaPro common stock issued at $9.00 per share and $8 million face value of five-year 4% debentures convertible into common stock at $15 per share. The implied blended price for the transaction is $11.25 per share. No placement agent was involved in the transaction.

Chris Moller, Managing Director of TL Ventures, commented, "There are two things that make this investment attractive: First is NaPro's near-term anticipated U.S. approval, and follow-on European approval of paclitaxel, which we believe will generate long-term positive cash flow for the company; second is the very promising product opportunities coming out of their unique and exciting genomics platform. We anticipate that NaPro is poised now for significant growth and we at TL want to be a part of it."

TL Ventures (www.tlventures.com) is an established venture capital firm with over $1.4 billion under management. TL Ventures is focused on investing in category-defining companies in information technology, communications and biotechnology. TL Ventures has offices in Philadelphia, Austin, Dallas and Los Angeles.

NaPro BioTherapeutics, Inc., headquartered in Boulder, Colorado, is a biopharmaceutical company focused on the development, production and licensing of complex natural-product pharmaceuticals as well as the development and licensing of novel genomic technologies for applications in human therapeutics and diagnostics, pharmacogenomics and agrobiotechnology.

Except for the historical matters contained herein, statements in this press release are forward-looking. Such forward-looking statements include the likelihood and timing of approval and market entry of NaPro paclitaxel in the United States and Europe and the effect on NaPro's cash flow, the prospects for product opportunities in genomics and NaPro's prospects for growth. Such forward-looking statements involve known and unknown risks that may cause actual results of NaPro to be materially different from the results suggested by such forward-looking statements. Among the factors that could affect matters are the inability to obtain regulatory approvals for paclitaxel or a delay in such approvals; competition from Bristol-Myers Squibb Company, IVAX, and other existing and new producers of paclitaxel and other drugs; technological advances in cancer treatment and drug development that may obsolesce paclitaxel; the decision-making processes of regulatory agencies; changes in and compliance with governmental regulations; the effect of capital market conditions and other factors on capital availability; the ability to obtain rights to technology; the ability to obtain, maintain and enforce patents; the effectiveness of NaPro paclitaxel and other pharmaceuticals developed by NaPro in treating disease; the results of research and development activities; the ability to purchase or license new products; and the ability of NaPro's marketing partners to perform their obligations under existing agreements with NaPro. Reference is also made to other factors discussed in NaPro's quarterly report on Form 10-Q for the quarter ended September 30, 2001, and its annual report on Form 10-K for the year ended December 31, 2000. These factors are not intended to be an all-inclusive enumeration of the business risks faced by NaPro. Statements included in this press release represent NaPro's views as of the date of this release, and it should not be assumed that the statements made herein remain accurate as of any future date. NaPro does not intend to update these statements and undertakes no duty to any person to affect any such update under any circumstance.